Exhibit 99.1

The First Bancshares, Inc. Opens Loan Production Office in Baton Rouge, La.

HATTIESBURG, Miss.--(BUSINESS WIRE)--April 2, 2014--The First Bancshares, Inc. (NASDAQ: FBMS) (“First Bancshares”), holding company for The First, A National Banking Association, (“The First”) announced today the opening of a new loan production office (“LPO”) in Baton Rouge, LA. The bank has hired an experienced local commercial banking team consisting of:

Jarrett Nicholson, President Baton Rouge

Samantha Buras, Senior Vice President and Commercial Lender

Gaston Carby, Vice President, Real Estate and Construction Lender

Ellis Pierce, Vice President and Private Banker

Kristin Savage, Senior Credit Analyst

M. Ray “Hoppy” Cole, President and Chief Executive Officer of First Bancshares and The First, commented, “We are excited to gain a larger presence in Louisiana with the entry into Baton Rouge and the addition of our new team members. Our new office will be led by local bankers with over ten years of in-market experience who can offer our full array of commercial banking loan products and services.

"This is a great opportunity for our bank to enter a fast growing market with a commercial banking team that we are familiar with. We believe that by committing significant resources to the Baton Rouge expansion during 2014, we can substantially increase shareholder value by the end of 2015 and beyond. Expanding into Baton Rouge is a natural fit within our strategy of developing a franchise in south Mississippi, south Alabama and Louisiana.”

The LPO will tailor offerings to the market and provide an array of commercial banking products focused on real estate, equipment and working capital lending.

About The First Bancshares, Inc.

The First Bancshares, Inc., headquartered in Hattiesburg, Mississippi, is the parent company of The First, A National Banking Association. Founded in 1996, the First has operations in south Mississippi, Louisiana and south Alabama. The Company’s stock is traded on NASDAQ Global Market under the symbol FBMS. Information is available on the Company’s website: www.thefirstbank.com.

Forward Looking Statement

This news release contains statements regarding the projected performance of The First Bancshares, Inc. and its subsidiary. These statements constitute forward-looking information within the meaning of the Private Securities Litigation Reform Act. Actual results may differ materially from the projections provided in this release since such projections involve significant known and unknown risks and uncertainties. Factors that might cause such differences include, but are not limited to: competitive pressures among financial institutions increasing significantly; economic conditions, either nationally or locally, in areas in which the Company conducts operations being less favorable than expected; and legislation or regulatory changes which adversely affect the ability of the combined Company to conduct business combinations or new operations. The Company disclaims any obligation to update such factors or to publicly announce the results of any revisions to any of the forward-looking statements included herein to reflect future events or developments. Further information on The First Bancshares, Inc. is available in its filings with the Securities and Exchange Commission, available at the SEC’s website, http://www.sec.gov.

CONTACT:
The First Bancshares, Inc.
M. Ray “Hoppy” Cole, 601-268-8998
Chief Executive Officer
or
Dee Dee Lowery, 601-268-8998
Chief Financial Officer